CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE
Wednesday, June 17, 2009

CLAYTON WILLIAMS ENERGY REVISES 2009 CAPITAL SPENDING

Midland, Texas, June 17, 2009 – Clayton Williams Energy, Inc.  (NASDAQ–NMS:CWEI) today reported plans to increase capital spending for the remainder of 2009 in response to lower drilling and completion costs and higher oil prices.

The Company now plans to begin two major drilling projects during the last half of 2009 in the Permian Basin and Austin Chalk, two of its core oil-producing areas.  The two projects will utilize up to five drilling rigs owned by Desta Drilling to drill the available locations in both of these areas.  Desta Drilling is the operating name for Larclay LP, a wholly-owned subsidiary of the Company.

Clayton W. Williams, Jr., President said, “Over the past several months, we have worked hard to lock in our drilling and completion costs.  Since we can control costs more effectively by using our own drilling rigs and by entering into firm pricing arrangements with our service providers, we feel confident in our ability to carry out our current plan under existing market conditions.”

For the year ending December 31, 2009, the Company now plans to spend approximately $107.7 million on exploration and development activities, as compared to the previous estimate of approximately $78.5 million.  The majority of the spending increases relate to drilling in the Permian Basin and Austin Chalk areas.

MORE .. . .

The table below provides an overview of the estimated capital spending by area:

	Total
	Planned
	Expenditures
	Year Ending	Percentage
	December 31, 2009	of Total
	(In thousands)

Permian Basin	$49,300	46%
South Louisiana	23,300	22%
East Texas Bossier	19,900	18%
Austin Chalk (Trend)	6,500	6%
North Louisiana	4,000	4%
Utah/California	3,700	3%
Other	1,000	1%
	$107,700	100%

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums                                                                           Mel G. Riggs
Director of Investor Relations                                              Chief Financial Officer
(432) 688-3419                                                                        (432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com